EXHIBIT 10.6




Anthony J. Conway
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976

Dear Anthony:

         You are presently the President, Chief Executive Officer and Secretary of Rochester Medical Corporation, a Minnesota corporation (the "Company"). The Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 1 below) of the Company may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

         Accordingly, the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company. In particular, the Board believes it important, should the Company or its stockholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its stockholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own personal situation.

         In order to induce you to remain in the employ of the Company, this letter agreement (this "Agreement"), which has been approved by the Committee, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a Change in Control of the Company under the circumstances described below. This Agreement also provides you with certain benefits following a Change in Control of the Company regardless of whether your employment by the Company is terminated.

         In consideration of these benefits, the Agreement contains a covenant not to compete (Section 7, below).


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         1. Definitions. The following terms shall have the meaning set forth below unless the context clearly requires otherwise. Terms defined elsewhere in this Agreement shall have the same meaning throughout this Agreement.

         (a) "Cause" shall mean: (i) continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your Disability or from termination by you for Good Reason) which failure, in the reasonable judgment of the Company, is willful; (ii) any act or acts of personal dishonesty by you intended to result in your personal enrichment at the expense of the Company (including but not limited to wrongful appropriation of funds of the Company or its affiliates); (iii) willful and deliberate misconduct during the course of employment; or (iv) the commission of a gross misdemeanor or felony (whether or not the Company is the victim of such offense).

         (b) "Change in Control" shall be deemed to have occurred if: (i) a tender offer shall be made and consummated for the ownership of fifty percent (50%) or more of the outstanding Voting Securities of the Company; (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding Voting Securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; (iii) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company;
(iv) a Person shall acquire fifty percent (50%) or more of the outstanding Voting Securities of the Company (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of Voting Securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange
Act); or (v) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no Change in Control of the Company shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in: (A) you, or a group of Persons which includes you, acquiring, directly or indirectly more than fifty percent (50%) of the combined voting power of the Company's Voting Securities; or (B) you becoming immediately employed by a Person which leases and/or manages substantially all of the assets of the Company, providing that the terms of such employment do not constitute a "Good Reason" termination as defined in Subsection 1(f) hereof either when such employment commences or at any time during the then remaining term of this Agreement.

         (c) "Date of Termination" shall mean the date specified in the Notice of Termination (except in the case of your death, in which case Date of Termination shall be the date of death).

         (d) "Disability" shall have the same meaning as defined in the Company's long-term disability plan as in effect immediately prior to the Change in Control of the Company.

         (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (f) "Good Reason" shall mean termination based on:

                  (i) the assignment to you of employment responsibilities which are not of materially comparable responsibility and status as the employment responsibilities held by you immediately prior to the Change in Control of the Company;

                  (i) a reduction by the Company in your rate of compensation (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change in Control of the Company;

                  (ii) the failure by the Company to continue in effect any Plan in which you are participating at the time of the Change in Control of the Company (or Plans providing you with at least substantially similar benefits) other than a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control of the Company, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control of the Company or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control in the Company;

                  (iii) the Company's requiring you to be based anywhere other than the environs of the municipality where your office is located immediately prior to the Change in Control of the Company and more than thirty-five (35) miles from such office location, except for required travel on the Company's business, and then only to the extent substantially consistent with the business travel obligations which your undertook on behalf of the Company prior to the Change in Control of the Company; or

                  (iv) the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Subsection 8(a) hereof.

         (g) "Notice of Termination" shall mean a written notice which shall state the specific termination provision in this Agreement relied upon. Any purported termination by the Company or by you following a Change in Control of the Company shall be communicated by written Notice of Termination to the other party hereto.

         (h) "Person" shall mean and include any individual, corporation, partnership, group, association or other "person" within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, and used in Section 14(d) thereof, other than the

Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a wholly-owned subsidiary of the Company.

         (i) "Plan" shall mean any compensation plan (such as an incentive stock option or restricted stock plan) or any employee benefit plan (such as a thrift, pension, profit sharing, medical, disability, accident, life insurance or relocation plan or policy) or any other plan, program, policy or agreement of the Company intended to benefit employees generally, management employees as a group or you in particular, now in existence or becoming effective hereafter during the term of this Agreement.

         (j) "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company's Voting Securities, all or substantially all of its assets or otherwise.

         (k) "Voting Securities" shall mean securities of a corporation ordinarily having the right to vote at elections of directors.

         2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2001; provided, however, that commencing on January 1, 2002 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one (1) additional year unless at least ninety (90) days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twelve
(12) months beyond the date of a Change in Control of the Company if such Change in Control of the Company shall have occurred prior to the end of the then current term.

         3. Agreement to Provide Services; Right to Terminate.

         (a) Agreement to Provide Services. You agree to remain in the employ of the Company during the term of this Agreement unless you terminate your employment because of death or Disability or your termination is for Good Reason following a Change in Control of the Company.

         (b) Right to Terminate Prior to Change in Control. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee, to continue your current employment status or to change any employment policies of the Company. Prior to any Change in Control of the Company, the Company may terminate your employment at-will with or without Cause at any time. If a Change in Control of the Company has occurred, the Company may thereafter terminate your employment as herein provided, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

         4. Benefit Payment Upon Fulfillment of Required Service Following Change in Control. If a Change in Control of the Company has occurred then, so long as you have remained in the employ of the Company during the term of this Agreement (including the twelve (12) month period following such Change in Control (as described in Section 2 hereof)), subject to the limitations set forth in Section 10 hereof, within five (5) business days following the end of such twelve (12) month period the Company shall pay to you a lump sum cash payment equal to two and one-half (2.5) times your compensation earned on account of your employment with the Company during the twelve month (12) period prior to the date of the Change in Control of the Company. For purposes of this Agreement, compensation shall include your base salary plus any cash amounts received under incentive or other bonus plans. No payment shall be paid under this Section 4 if you have not remained in the employ of the Company during the term of this Agreement, regardless of the reason your employment was earlier terminated.

         5. Welfare Benefit Plans upon a Change in Control. Following a Change in Control of the Company, unless and until your employment by the Company is terminated for Cause or Disability or you terminate your employment by the Company other than for Good Reason, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (i) twelve (12) months after the Date of Termination or (ii) the commencement date of equivalent benefits from a new employer, each insured and self-insured employee welfare benefit Plan (including, without limitation, group health, death, dental and disability plans) in which you were entitled to participate immediately prior to the Change in Control of the Company, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and provided that you continue to pay an amount equal to your regular contribution under such Plans for such participation. If, at the end of twelve (12) months after the date of the Date of Termination, you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at your sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at your sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on a federal, state and local income and employment after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this Section 5 or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on a federal, state and local income and employment after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans. Any welfare benefits which are subject to continuation rights under state or federal law, and which are provided by the Company pursuant to this Section 5, will be deemed to be provided by the Company in satisfaction of such continuation requirements to the extent permitted under such laws.

         6. Benefits Upon Termination of Employment Following Change in Control.

         (a) Disability or Death. During the term of this Agreement, for any period following a Change in Control of the Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your compensation at the times, in the form and at the rate then in effect, and any benefits or awards under any and all Plans shall continue to accrue during such period to the extent not inconsistent with such Plans, until your employment is terminated on account of Disability pursuant to and in accordance with the terms hereof. Thereafter, your benefits shall be determined in accordance with the Plans (as in effect immediately prior to a Change in Control of the Company) and as provided in accordance with this Agreement. If your Death occurs during the term of this Agreement, and after a Change in Control of the Company but prior to a termination of your employment, you or your beneficiary (as provided under the applicable Plans) shall receive all benefits or awards (including, without limitation, both the cash and stock components) under any and all Plans as in effect immediately prior to the Change in Control of the Company, and all benefits to which you or your beneficiary may be entitled under the terms of this Agreement.

         (b) Cause. If, during the term of this Agreement, your employment by the Company shall be terminated for Cause following a Change in Control of the Company, the Company shall pay you your compensation through the Date of Termination at the times, in the form and at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including, without limitation, both the cash and stock components) which pursuant to the terms of any and all Plans have been earned or become payable, but which have not yet been paid to you. Thereupon, except as otherwise provided in this Agreement, the Company shall have no further obligations to you under this Agreement.

         (c) Change in Control Termination. If, during the term of this Agreement, after a Change in Control of the Company shall have occurred your employment by the Company shall be terminated by the Company other than for Cause or shall be terminated by you for Good Reason, then you shall be entitled, without regard to any contrary provisions of any Plan, to the benefits as provided below:

                           (i) Compensation. Subject to the limitations set
                  forth in Section 10 hereof, within five (5) business days following the Date of Termination, the Company shall pay your compensation through such Date of Termination in the form and at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including, without limitation, both the cash and stock components) which pursuant to the terms of any and all Plans have been earned or become payable, but which have not yet been paid to you.

                           (ii) Outplacement Service. The Company shall pay or
                  reimburse you for the costs, fees and expenses of reasonable outplacement assistance services.

                           (iii) Severance. If your termination occurs under
                  this Subsection 6(c) within twelve (12) months following a Change in Control of the Company, then, subject to the limitations set forth in Section 10 hereof, within five (5) business days following the Date of Termination, as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you a lump sum cash payment equal to two and one-half (2.5) times your compensation earned on account of your employment with the Company during the one (1) year period prior to the date of the Change in Control of the Company. For purposes of this Agreement, compensation shall include your base salary plus any cash amounts received under incentive or other bonus plans.

         (d) No Setoff. The amount of any payment provided for in this Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

         7. Non-Competition; Non-Solicitation. You and the Company recognize that your services to the Company are special and unique and that your compensation and other benefits are partly in consideration of and conditioned upon your not competing with the Company or its subsidiaries, and that a covenant on your part not to compete during the term of your employment and during a period of twelve (12) full calendar months thereafter is essential to protect the business and goodwill of the Company. Accordingly, you agree that during the term of your employment with the Company or any of its affiliates and for a period of twelve (12) full calendar months following your termination of employment for any reason, you shall not, directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity:
(a) engage in any commercial activity in competition with any substantial part of the Company's business as conducted during the term of the Agreement or as of the Date of Termination of your employment or with any substantial part of the Company's contemplated business; (b) assist, solicit, entice, or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company; and/or (c) in any manner solicit, assist or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of the Company to work or otherwise provide services for you or for any entity in which you participate in the ownership, management, operation or control of, or is connected with in any manner as an independent contractor, consultant or otherwise.. For purposes of this Section 7, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ. You agree that the services you render to the Company are unique and of extraordinary character; that the Company has agreed to enter into this Agreement and to compensate you in the manner provided for herein relying on that fact; that this covenant not to compete is of the essence of this Agreement and that in the event of a breach or threatened breach of the provisions of the covenant not to compete the Company would suffer irreparable damage for which there is no adequate remedy at law since damages would not be readily determinable. Accordingly, in the event of a breach or a threatened breach by you of this covenant, the Company shall be entitled to a temporary restraining order and an injunction restraining you from any such breach issued by a court of competent jurisdiction notwithstanding the provisions of Section 14 hereof. Should any court of competent jurisdiction determine that any of the covenants set forth in this Section 7 are invalid in any respect, the parties agree that the court so holding may restrict such covenant in time or in area, or in both, or in any other manner which the court determines sufficient to render the covenant enforceable against you.

         8. Successors; Binding Agreements.

         (a) Upon your written request, the Company will seek to have any Successor by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of the Company's obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days advance notice that a Person may become a successor, within one (1) business day after having notice that such Person may become or has become a Successor) shall constitute Good Reason for termination by you of your employment and, if a Change in Control of the Company has occurred, shall entitle you immediately to the benefits provided hereunder upon delivery by you of a Notice of Termination.

         (b) This Agreement shall inure to the benefit of and be enforceable by you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

         (c) For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or other form of business combination in which the Company ceases to exist.

         9. Withholding. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         10. Excess Payment Limitation. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you in connection with a change in control of the Company or termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a change in control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a change in control of the Company) (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amounts payable to you under this Agreement shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amounts payable to you under this Agreement are reduced to zero. For purposes of this limitation: (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the meaning of
Section 280G(b)(2) of the Code (such as payments payable pursuant to the Company's standard or general severance policies); (b) payments pursuant to this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (a)) in their entirety constitute reasonable compensation within the meaning of

Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (a); and (c) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In case of uncertainty as to whether all or some portion of a payment is or is not payable to you under this Agreement, the Company shall initially make the payment to you, and you agree to refund to the Company any amounts ultimately determined not to have been payable under the terms hereof.

         11. Notice. For the purposes of this Agreement, notices and all other communications provided for in or required under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid and addressed to each party's respective address set forth on the first page of this Agreement (provided that all notices to the Company shall be directed to the attention of the chairman of the board or president of the Company, with a copy to the secretary of the Company), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Limitation of Damages. If for any reason you believe the benefits provisions of this Agreement have not been properly adhered to by the Company, and if, pursuant to Section 14 hereof, it is determined that the Company has not, in fact, properly adhered to the benefits provisions of this Agreement, the sole and exclusive remedy to which you are entitled are the benefits payment to which you are entitled under the provisions of this Agreement.

         14. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minneapolis, Minnesota by three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on both parties. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitrators shall strictly adhere to the sole and exclusive remedy set forth in Section 13 hereof and may not award or assess punitive damages against either party. Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators.

         15. Related Agreements. To the extent that any provision of any other Plan or agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other Plan agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

         16. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 4, 5, 6, 7, 8(b), 14 and 15 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect according to their terms.

         17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the chairman of the board or president of the Company, provided, however, if you occupy those positions at the time, such writings shall be signed by another officer of the Company at the direction of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any and all previous written or oral agreements with respect to compensation and/or benefits triggered by a Change in Control of the Company or a similar event are hereby superseded and canceled, and no other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Headings are for purpose of convenience only and do not constitute a part of this Agreement. The parties hereto agree to perform, or cause to be performed, such further acts and deeds and shall execute and deliver, or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ROCHESTER MEDICAL CORPORATION


By:  /s/ Anthony J. Conway
     --------------------------
     Name:    Anthony J. Conway
     Title:   President and Chief Executive Officer

Agreed to this 21st day of November, 2000.


/s/ Anthony J. Conway
---------------------
Anthony J. Conway